Exhibit 99.1

Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz

President and

Chief Executive Officer

Perfumania Holdings, Inc.

631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR

MAY 2011

Bellport, NY June 2, 2011 - Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $20.5 million for the four week fiscal month of May 2011 which ended May 28, 2011 versus $18.7 million for the four week fiscal month of May 2010 which ended May 29, 2010. On a year-to-date basis, total net sales were $78.2 million in the current year compared with $70.7 million last year. For the month of May 2011, comparable store sales increased by 11.8%. Comparable store sales on a year-to-date basis increased by 13.6%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.

PERFUMANIA MAY AND YEAR TO DATE 2011 RETAIL SALES ($’s in $000’s):

	FY 2011		FY 2010		FY 2009
		(Decrease) Increase		Increase		(Decrease)
Number of Stores, May	347	(5.7%)	368	0.6%	366
May Total Retail Sales	$20,495	9.5%	$18,718	6.2%	$17,627
Year to date May Total Retail Sales	$78,243	10.7%	$70,680	10.0%	$64,263
May Comparable Store Sales		11.8%		7.0%		(16.2%)
Year to date May Comparable Store Sales		13.6%		7.3%		(11.2%)

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This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company. Some of these statements, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend,” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our senior credit facility, any failure of general economic conditions to improve, including any weaker than anticipated recovery in discretionary spending by consumers, competition and the ability to raise additional capital to finance our expansion. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, in the section entitled “Risk Factors.”